                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                              (Amendment No. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                          EXODUS COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

 -------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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                                       1

[EXODUS LOGO]

                                                                     May 5, 2000

To Our Stockholders:

   You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Exodus Communications, Inc., to be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054, on Tuesday, June 6, 2000, at 10:00 a.m. Pacific Time.

   The matters expected to be acted upon at the meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

   It is important that you use this opportunity to take part in the affairs of Exodus by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

   We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ Ellen M. Hancock
                                          Ellen M. Hancock
                                          President and Chief Executive
                                           Officer

                                   IMPORTANT

   A proxy card is enclosed. We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which case the signed and mailed proxy will be revoked.

                    IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

                          EXODUS COMMUNICATIONS, INC.
                           2831 Mission College Blvd.
                         Santa Clara, California 95054

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Exodus Communications, Inc. will be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054, on Tuesday, June 6, 2000, at 10:00 a.m. Pacific Time, for the following purposes:

  1. To elect nine directors of the Company, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation, death or removal. The Company's Board of Directors intends to present the following nominees for election as directors:

       John R. Dougery             Max D. Hopper                   Thadeus J. Mocarski
         Mark Dubovoy            L. William Krause                  Naomi O. Seligman
       Ellen M. Hancock           Daniel C. Lynch                    Dirk A. Stuurop

  2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock of the Company from 300,000,000 to 1,500,000,000 shares.

  3. To approve an amendment to the Company's 1998 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 9,000,000, from 20,000,000 to 29,000,000 shares.

  4. To approve an amendment to the Company's 1998 Directors Stock Option Plan to change the vesting schedule for grants under the plan.

  5. To approve an amendment to the Company's 1998 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan by 1,800,000, from 4,800,000 to 6,600,000 shares, and to provide that the number of shares of common stock reserved for issuance will automatically be increased each year by an amount equal to 1% of the total number of shares of common stock outstanding.

  6. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

  7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on April 25, 2000 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Adam W. Wegner
                                          Adam W. Wegner
                                          Senior Vice President, Legal and
                                           Corporate Affairs,
                                          General Counsel and Secretary

Santa Clara, California
May 5, 2000

                             YOUR VOTE IS IMPORTANT

    Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

                          EXODUS COMMUNICATIONS, INC.
                           2831 Mission College Blvd.
                         Santa Clara, California 95054

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                  May 5, 1999

   The accompanying proxy is solicited on behalf of the Board of Directors of Exodus Communications, Inc., a Delaware corporation (the "Company" or "Exodus"), for use at the Company's Annual Meeting of Stockholders to be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054, on Tuesday, June 6, 2000 at 10:00 a.m. Pacific Time (the "Meeting"). Only holders of record of the Company's common stock at the close of business on April 25, 2000 will be entitled to vote at the Meeting. At the close of business on April 25, 2000, the Company had 205,131,828 shares of common stock outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about May 5, 2000. The Company's 1999 annual report to stockholders is enclosed with this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

   Holders of Exodus common stock are entitled to one vote for each share held as of the April 25, 2000 record date.

   The nine candidates for election as directors at the Meeting who receive the highest number of affirmative votes will be elected. Passage of Proposal No. 2 requires the affirmative vote of a majority of all outstanding shares of common stock entitled to vote. Proposals 3, 4, 5 and 6 require the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the Meeting and entitled to vote on the proposals. All votes will be tabulated by the inspector of elections appointed for the Meeting, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards a quorum and have the same effect as negative votes with regard to Proposals 2, 3, 4, 5 and 6. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted towards a quorum and will have the same effect as negative votes with regard to Proposal No. 2, but will not be counted in determining whether Proposals 3, 4, 5 or 6 are approved.

                            EXPENSES OF SOLICITATION

   The expenses of soliciting proxies to be voted at the Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Skinner & Co., Inc. will assist the Company in obtaining the return of proxies, at an estimated cost to the Company of $7,000.

                            REVOCABILITY OF PROXIES

   Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting, or by attendance at the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

   The Board of Directors of Exodus has nominated the following persons for election as directors, each to serve until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified or until such director's earlier resignation, death or removal: John R. Dougery, Mark Dubovoy, Ellen M. Hancock, Max D. Hopper, L. William Krause, Daniel C. Lynch, Thadeus J. Mocarski, Naomi O. Seligman and Dirk A. Stuurop.

   Shares represented by the accompanying proxy will be voted "for" the election of the nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. Effective as of the date of the Meeting, the Board will consist of nine members. In the event that any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the present Board may determine. Each nominee has agreed to serve as a director if elected.

                                                                                     Director
Director Nominees        Age Principal Occupation                                     Since
-----------------        --- --------------------                                    --------
John R. Dougery (1).....  60 President, Dougery Ventures                               1996
Mark Dubovoy (2)........  53 Managing Partner, Leapfrog Ventures                       1996
Ellen M. Hancock........  57 Exodus Chief Executive Officer, President and Director    1998
Max D. Hopper (2)(3)....  65 Chief Executive Officer, Max D. Hopper Associates, Inc.   1998
L. William Krause.......  57 President, LWK Ventures                                    N/A
Daniel C. Lynch.........  58 Owner, Lynch Enterprises                                  1998
Thadeus J. Mocarski       38 Managing Director, Fleet Equity Partners                  1997
 (2)....................
Naomi O. Seligman (1)...  66 Senior Partner, Cassius Advisors                          1999
Dirk A. Stuurop.........  51 President, Stuurop & Company                               N/A

--------

(1) Audit Committee Member

(2) Corporate Governance Committee Member

(3) Compensation Committee Member

   John R. Dougery has served as a director of Exodus since February 1996. He has been President of Dougery Ventures, a venture capital firm, since January 1998. From 1981 to December 1997, Mr. Dougery was a general partner of Dougery & Wilder, a venture capital firm. Mr. Dougery is a director of Printronix, Inc. He holds a B.A. degree in mathematics from the University of California, Berkeley and an M.B.A. degree from Stanford University.

   Mark Dubovoy has served as a director of Exodus since October 1996. He was a founder and has served as the Managing Partner of Leapfrog Ventures, a venture capital partnership, since November 1999. He also was a founder and has served as a general partner of Information Technology Ventures, a venture capital partnership, since 1994. From 1991 to 1994, Mr. Dubovoy was a general partner of Grace/Horn Ventures, a venture capital partnership. Mr. Dubovoy is a director of iPrint.com, inc. He holds a B.S. degree in physics from the National University of Mexico and an M.A. and Ph.D. degrees in physics from the University of California, Berkeley.

   Ellen M. Hancock has served as a director of Exodus since 1998. She has been our President since joining us in March 1998, and has served as our Chief Executive Officer since September 1998. She served as the acting Vice President, Marketing of Exodus from July 1998 to October 1998. From July 1996 to July 1997, Ms. Hancock served as Executive Vice President for Research and Development and Chief Technology Officer of Apple Computer, Inc. From September 1995 to May 1996, Ms. Hancock served as an Executive Vice President and Chief Operating Officer of National Semiconductor Corporation. From 1966 to 1995, she served in various staff, managerial and executive positions at International Business Machines Corporation, most recently as Senior Vice President and Group Executive. Ms. Hancock is a director of Colgate-Palmolive Company and Aetna Inc. She holds a B.A. degree in mathematics from The College of New Rochelle and an M.A. degree in mathematics from Fordham University.

   Max D. Hopper has served as a director of Exodus since January 1998. He has been the Chief Executive Officer of Max D. Hopper Associates, Inc., an information services management consulting firm, since 1995. From 1985 to January 1995, Mr. Hopper served in various positions at American Airlines, a subsidiary of AMR Corporation, most recently as Senior Vice President, Information Systems and Chairman of the SABRE Group. Mr. Hopper is a director of Gartner Group, Inc., USData Corporation, Accrue Software, Inc., Metrocall, Inc., Payless Cashways, Inc. and United Stationers, Inc. He holds a B.S. degree in mathematics from the University of Houston.

   L. William Krause has been nominated to serve as a director of Exodus for the first time. He has served as President of LWK Ventures, a private investment company, since November 1998. From October 1991 to November 1998, Mr. Krause served as President and Chief Executive Officer of Storm Technology, Inc., a digital imaging company which filed for protection under federal bankruptcy laws in November 1998. He served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 until 1993. From 1967 to 1981, Mr. Krause served in various marketing and general management positions at Hewlett-Packard Company. Mr. Krause is a director of Pinnacle Systems, Inc., Ramp Networks, Inc. and Sybase, Inc. He holds a B.S.E.E. degree from the Citadel.

   Daniel C. Lynch has served as director of Exodus since January 1998. He has been the owner of Lynch Enterprises, a venture capital firm, since 1993. From 1991 to 1993, Mr. Lynch was the Chairman of the Board of Interop, a conference and trade show company, which he founded and which is now a division of ZD Comdex Forums. Mr. Lynch is a director and founder of Cybercash, Inc. and is a director of Covad Communications Group. He holds a B.S. degree in mathematics from Loyola Marymount University and an M.A. degree in mathematics from the University of California, Los Angeles.

   Thadeus J. Mocarski has served as a director of Exodus since June 1997. Since 1994, he has been an officer of various entities affiliated with Fleet Equity Partners, a private equity firm, most recently as Managing Director. Prior to joining Fleet Equity Partners, Mr. Mocarski was an attorney with the law firm of Edwards & Angell. He holds a B.A. degree in economics and government from Colby College and a J.D. degree from the Washington College of Law.

   Naomi O. Seligman has served as a director of Exodus since July 1999. She was a founder of Cassius Advisors, a management consultancy, where she has been a senior partner since September 1999. Prior to that, Ms. Seligman was a senior partner of The Research Board, a private-sector research institute, from 1971 to 1999. Ms. Seligman is a director of Dun & Bradstreet Corporation, Ventro Corporation, Martha Stewart Living Omnimedia, Inc. and Sun Microsystems, Inc. She holds a B.A. degree in economics from Vassar College and an M.B.A. degree from the London School of Economics.

   Dirk A. Stuurop has been nominated to serve as a director of Exodus for the first time. He has served as President of Stuurop & Company, a private strategic advisory firm, since October 1999. From 1982 to May 1999, Mr. Stuurop served in various investment banking positions at Merrill Lynch & Company, most recently as Chairman, Global Financial Institutions. Mr. Stuurop is a director of Philadelphia Consolidated Holding Corporation. He holds an M.S. degree in economics from the University of Groningen (The Netherlands) and an M.B.A. from the Wharton School of the University of Pennsylvania.

Board of Directors Meetings and Committees

   Board of Directors. The Board met 12 times during 1999, including six telephone conference meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board held during the period for which he or she was a director and the total number of meetings held by all committees of the Board on which such director served that were held during that period, except Mark Dubovoy, who attended two-thirds of such meetings.

   The Board's standing committees include an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

   Audit Committee. Mr. Dougery, Ms. Seligman and Frederick W. W. Bolander are the current members of the Audit Committee. Mr. Bolander will no longer serve on the Board or the Audit Committee after the Meeting. The Audit Committee met six times during 1999. The Audit Committee meets with the Company's independent accountants to review the adequacy of the Company's internal control systems and financial reporting procedures. It reviews the general scope of the Company's annual audit and the fees charged by the independent accountants, and reviews and monitors the performance of non-audit services by the Company's auditors, reviews the fairness of any proposed transaction between the Company and any officer, director or other affiliate of the Company, and after such review, makes recommendations to the full Board. The Committee also performs such further functions as may be required by any stock market on which the Company's common stock may be listed.

   Corporate Governance Committee. Messrs. Dubovoy, Hopper and Mocarski are the current members of the Corporate Governance Committee. The Corporate Governance Committee, which met six times during 1999, reviews, monitors and recommends changes to the manner in which the Company is governed. It also reports to the Board on those matters and makes specific recommendations for full Board action, as appropriate. The Corporate Governance Committee also acts as a nominating committee.

   Compensation Committee. Messrs. Bolander, Hopper and Peter A. Howley are the current members of the Compensation Committee. Messrs. Bolander and Howley will no longer serve on the Board or the Compensation Committee after the Meeting. The Compensation Committee, which met eight times during 1999, makes decisions regarding all forms of salary paid to the executive officers of the Company, including decisions regarding the grant of all forms of bonus and stock compensation provided to executive officers of the Company. It also makes decisions regarding the long-term strategy of employee compensation, the types of stock and other compensation plans to be used by the Company and the shares and amounts reserved thereunder, and any other compensation matters as from time to time directed by the Board of Directors. The Committee also administers the Company's stock and stock option plans.

           The Board of Directors recommends a vote FOR the election
                       of each of the nominated directors

       PROPOSAL NO. 2--AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

   On February 29, 2000, the Board of Directors approved an amendment to the Company's Restated Certificate of Incorporation, subject to stockholder approval, to increase the authorized number of shares of common stock from 300,000,000 shares, $0.001 par value per share, to 1,500,000,000 shares, $0.001 par value per share. The number of authorized shares of preferred stock will remain unchanged at 5,000,000 shares. On April 25, 2000, 205,131,828 shares of common stock were issued and outstanding, 53,177,280 shares were reserved for issuance upon exercise of outstanding options, 493,332 shares were reserved for issuance upon exercise of outstanding warrants, and 22,945,213 shares were reserved for future grants under existing stock and stock option plans and outstanding convertible notes.

   The Board believes that authorizing additional shares of common stock is essential to provide the Company with the flexibility it needs to meet business needs and to take advantage of opportunities as they arise. The proposed increase in the number of authorized shares of common stock would result in additional shares being available for stock splits and stock dividends, stock issuances for other corporate purposes, such as acquisitions of businesses or assets, increases in shares reserved for issuance pursuant to employee benefit plans, and sales of stock or convertible securities for capital raising purposes. The additional shares would have rights identical to the currently outstanding common stock and would be available for issuance without further stockholder action, unless stockholder action is otherwise required by Delaware law or the rules of any stock market on which the common stock may then be listed or quoted.

   On March 3, 2000, the Board announced that it had approved a two-for-one stock split in the form of a stock dividend payable to holders of common stock who are stockholders of record on June 7, 2000, assuming this proposal is approved by the stockholders. The payment date for the proposed stock split will be on or about June 20, 2000. Under Delaware law, the Board cannot split the Company's stock by means of a 100% stock dividend without stockholder approval if there are insufficient authorized shares available. In order for the Board to be able to effect this stock split, the Company must have a sufficient number of authorized shares. The Board expects that the proposed two-for-one stock split would result in a market price for the Company's common stock that should be more attractive to a broader spectrum of investors and therefore should benefit both the Company and its stockholders. The stock split will not be effected if the proposed increase in the authorized common stock is not approved by stockholders, and may be withdrawn by the Board at any time prior to June 7, 2000.

   In addition to these purposes, the proposed amendment could have an anti-takeover effect, although that is not our intention. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid. The amendment, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging the initiation of takeover attempts, the proposed amendment may limit the opportunity of our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, the Board is not aware of any attempt or proposal to takeover or transfer control of the Company, and we are not proposing this amendment with the intent that it be used as a type of anti-takeover device.

   The Company has adopted a stockholder rights agreement which is designed to protect stockholders from proposed takeovers and other takeover tactics by establishing specified rights to acquire shares of capital stock upon the occurrence of certain events. Although the rights agreement provides for the issuance of preferred stock in the event the rights become exercisable under the terms of the rights agreement, the Company may, under some circumstances, be required to issue a substantial number of shares of common stock. Having an insufficient number of shares available could result in a delay or failure of implementation of the rights agreement, while increasing the authorized number of shares of common stock could make a change of control of the Company more difficult by facilitating the operation of the rights agreement.

   Other than the proposed stock split and the increase in the shares reserved for issuance pursuant to the Company's 1998 Equity Incentive Plan and 1998 Employee Stock Purchase Plan as set forth in Proposals 3 and 5 herein, the Company currently has no specific plans, arrangements or understandings with respect to the issuance of the additional shares, and no other change in the rights of stockholders is proposed. If this proposal and Proposals 3 and 5 are approved by stockholders, based on the number of shares outstanding as of April 25, 2000 as adjusted for the proposed two-for-one stock split, 410,263,656 shares of Exodus common stock would then be issued and outstanding, 106,354,560 shares would be reserved for issuance upon exercise of outstanding options, 986,664 shares would be reserved for issuance upon exercise of outstanding warrants, and 167,490,426 shares would be reserved for future grants under existing stock and stock option plans and outstanding convertible notes.

   If the stockholders approve the proposed amendment, the Company will file with the Secretary of State of the State of Delaware an amendment to its certificate of incorporation reflecting the increase in authorized shares.

         The Board of Directors recommends a vote FOR the amendment to increase the number of shares of common stock authorized to be issued by the
                                  Company

            PROPOSAL NO. 3--AMENDMENT OF 1998 EQUITY INCENTIVE PLAN

   The stockholders are being asked to approve an amendment to the 1998 Equity Incentive Plan (the "Incentive Plan") to increase the number of shares reserved for issuance thereunder by 9,000,000, or approximately 4.4% of the total outstanding shares of common stock on April 25, 2000.

   The Board believes that the increase in the number of shares reserved for issuance under the Incentive Plan is in the best interests of the Company because of the continuing need to provide stock options to attract and retain quality employees and remain competitive in the industry. The granting of equity incentives under the Incentive Plan plays an important role in the Company's efforts to attract and retain employees of outstanding ability. The Board believes that the additional reserve of shares with respect to which equity incentives may be granted will provide the Company with adequate flexibility to ensure that the Company can continue to meet its goals and facilitate expansion of the Company's employee base.

   The Board approved the proposed amendment on February 29, 2000, to be effective on stockholder approval. A summary of the principal provisions of the Incentive Plan, assuming stockholder approval of the amendment, is set forth below.

Incentive Plan History

   The Incentive Plan was adopted by the Board in January 1998 and approved by the stockholders in February 1998. Originally it covered 1,500,000 shares of common stock, plus shares that were available for issuance under the Company's 1997 Equity Incentive Plan (the "1997 Plan") which became available for issuance under the Incentive Plan. On April 12, 1999, the Company effected a two-for-one stock split, and the number of shares reserved for issuance under the Incentive Plan was automatically adjusted to 3,000,000 shares plus certain shares from the 1997 Plan. On June 2, 1999, the stockholders approved an increase of 2,000,000 shares of the Company's common stock reserved for issuance under the Incentive Plan. On August 12, 1999 and December 14, 1999, respectively, the Company effected two additional two-for-one stock splits; as a result of these splits, the number of shares reserved was automatically adjusted to 20,000,000 plus shares from the 1997 Plan. The purpose of the Incentive Plan is to offer eligible persons an opportunity to participate in the Company's future performance through awards of stock options, restricted stock and stock bonuses.

   From inception of the Incentive Plan in January 1998 to April 25, 2000, options to purchase an aggregate of 24,964,649 shares of common stock were granted under the Incentive Plan. Of these, options were granted to the executive officers identified in the Summary Compensation Table below, as follows: Ellen M. Hancock: 1,800,000 shares; Herbert Dollahite: 1,070,000 shares; James J. McInerney: 180,000 shares; Sam S. Mohamad: 880,000 shares; and Richard S. Stoltz, 720,000 shares. During the same period, the Company's executive officers as of April 25, 2000 as a group (eight persons) were granted options to purchase a total of 5,950,000 shares, all of the Company's employees as of April 25, 2000, including officers who are not executive officers, as a group had been granted options to purchase a total of 17,534,649 shares, and the current directors who are not executive officers as a group (nine persons) were granted 1,480,000 options. No options were granted during the period under the Incentive Plan to any associate of any executive officer or director of the Company, and no person received 5% or more of such options, other than Ms. Hancock.

Shares Subject to the Incentive Plan

   The shares subject to issuance under the Incentive Plan consist of authorized but unissued shares of common stock. After taking into account the proposed amendment, the Board has reserved a total of 29,000,000 shares of common stock plus certain shares from the 1997 Plan for issuance under the Incentive Plan. Pursuant to the terms of the Incentive Plan as originally adopted and approved by the stockholders: (a) any shares not issued or subject to outstanding grants under the 1997 Plan on the effective date of the Incentive Plan, (b) any shares issuable upon exercise of awards granted under the 1997 Plan that expire or become unexercisable for any reason without having been exercised in full, and (c) any shares that were issued under awards granted under the 1997 Plan that are repurchased at the original issue price or are forfeited, become available for issuance under the Incentive Plan. As of April 25, 2000, 4,400,357 shares had become available for grant under the Incentive Plan as a result of shares that have poured over from the 1997 Plan.

   If any option granted pursuant to the Incentive Plan expires or terminates for any reason without being exercised in whole or in part, or any award granted thereunder terminates without shares being issued, the shares released from such award will again become available for grant and purchase under the Incentive Plan. In the event that shares issued pursuant to awards granted under the Incentive Plan are repurchased at the original issue price, such shares will also again become available for grant and purchase under the Incentive Plan. The number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Eligibility

   Employees, officers, directors, consultants, independent contractors and advisors of the Company and of any parent or subsidiary of the Company (the "Participants") are eligible to receive awards under the Incentive Plan. No Participant is eligible to receive more than 750,000 shares of common stock under the Incentive Plan in any calendar year, other than new employees of the Company (including directors and officers who are also new employees) who are eligible to receive up to a maximum of 1,250,000 shares of common stock in the calendar year in which they commence their employment with the Company. As of April 25, 2000, approximately 2,186 persons were eligible to participate in the Incentive Plan, 3,557,794 shares had been issued upon exercise of options, 19,970,725 shares were subject to outstanding options, and 61,336 shares had been issued pursuant to restricted stock awards or stock bonus awards. As of that date, 9,810,502 shares were available for future grant pursuant to the Incentive Plan, after taking into account the proposed amendment to the Incentive Plan and the shares originally reserved for issuance under the 1997 Plan that have become available for distribution under the Incentive Plan. The closing price of common stock on the Nasdaq National Market was $82.50 per share on April 24, 2000, the last trading day before the Record Date.

Administration

   The Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee currently consists of Frederick W.W. Bolander, Max D. Hopper and Peter A. Howley. Each of these directors is a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the "Code").

   Subject to the terms of the Incentive Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award and the terms and conditions of such awards. The Committee also has the authority to construe and interpret any of the provisions of the Incentive Plan or any awards granted thereunder.

Stock Options

   The Incentive Plan permits the granting of options that are intended to qualify either as Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("NQSOs"). ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or any parent or subsidiary of the Company. Options typically vest over a 50-month period while the Participant provides services to the Company or any of its subsidiaries. It is the Company's general policy to suspend the vesting beginning on the 31st day of an employee's leave of absence.

   The option exercise price for each ISO share must be no less than 100% of the "fair market value" (as defined in the Incentive Plan) of a share of common stock at the time the ISO is granted. In the case of an ISO granted to a 10% stockholder, the exercise price for each such ISO share must be no less than 110% of the fair market value of a share at the time the ISO is granted. The option exercise price for each NQSO must be no less than 85% of the fair market value of a share of common stock at the time of grant.

   The exercise price of options granted under the Incentive Plan may be paid as approved by the Committee: (1) in cash; (2) by cancellation of indebtedness of the Company to the Participant; (3) by surrender of shares of the Company's common stock obtained by Participant in the public market or owned by the Participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the Participant for services rendered; (6) by a "same-day sale" commitment from the Participant and a National Association of Securities Dealers, Inc. ("NASD") broker; (7) by a "margin" commitment from the Participant and a NASD broker; or (8) by any combination of the foregoing.

Restricted Stock Awards

   The Committee may grant Participants awards to purchase shares of restricted stock under the Incentive Plan under such terms, conditions and restrictions as the Committee may determine. A restricted stock award is an offer by the Company to sell to a Participant shares of common stock that are subject to restrictions established by the Committee. These restrictions may be based upon completion by the Participant of a specified number of years of service or by the attainment of certain performance goals established by the Committee, for example. The purchase price for each such award is determined by the Committee at the time of grant and may be less than the fair market value of common stock on the date of the award. In the case of an award to a 10% stockholder, the purchase price will be at least 100% of fair market value. The purchase price may be paid for in any of the forms of consideration listed in items (1) through (5) in "Stock Options" above, as approved by the Committee.

Stock Bonus Awards

   The Committee may grant Participants stock bonus awards under the Incentive Plan on such terms, conditions and restrictions as the Committee may determine. A stock bonus is an award of shares for services rendered. Stock bonuses may be awarded for past services already rendered or upon satisfaction of performance goals that are set out in advance in the Participant's stock bonus award agreement.

Mergers, Consolidations, Change of Control

   In the event of a merger, consolidation, dissolution or liquidation of the Company, the sale of substantially all of its assets, or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent awards in exchange for those granted under the Incentive Plan or provide substantially similar consideration, shares or other property as was provided to stockholders of the Company (after taking into account provisions of the awards). In the event that the successor corporation does not assume, replace or substitute the options awarded, such options will expire upon the closing of such transaction at the time and upon the conditions as the Committee determines. The Committee may, in its sole discretion, provide that the vesting of any or all awards granted pursuant to the Incentive Plan will accelerate in whole or in part.

Amendment of the Incentive Plan

   The Board may, at any time, terminate or amend the Incentive Plan, including amending any form of award agreement or instrument to be executed pursuant to the Incentive Plan. The Board will not amend the Incentive Plan in any manner that requires stockholder approval, without obtaining that approval.

Term of the Incentive Plan

   Unless terminated earlier as provided in the Incentive Plan, the Incentive Plan will expire on January 14, 2008, ten years from the date it was adopted by the Board of Directors.

Federal Income Tax Information

   The following is a general summary, as of the date of this proxy statement, of the federal income tax consequences to the Company and Participants under the Incentive Plan. The federal income tax laws may change and the federal, state and local tax consequences for any Participant will depend upon his or her individual circumstances. Any tax effects that accrue to foreign Participants as a result of participating in the Incentive Plan are governed by the tax laws of the countries in which such participant resides. Each Participant is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences if participation in the Incentive Plan.

   Incentive Stock Options. A Participant will recognize no income upon grant of an ISO and incur no tax on its exercise, unless the Participant is subject to the alternative minimum tax ("AMT"). If the Participant holds shares acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the Participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares. The rate of taxation that applies to capital gain depends upon the amount of time the ISO Shares are held by the Participant.

   If the Participant disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by the Participant.

   Alternative Minimum Tax. The difference between the option exercise price and the fair market value of the ISO Shares that are vested on the date of exercise is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular income tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

   Nonqualified Stock Options. A Participant will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO for vested shares, the Participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the Participant's exercise price. The included amount must be treated as ordinary income by the Participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the Participant's salary). Upon resale of the shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss, taxable at a rate that depends upon the length of time the shares were held by the Participant.

   Restricted Stock and Stock Bonus Awards. A Participant who receives a restricted stock award or a stock bonus award will include the amount of the award in income as compensation at the time that any forfeiture restrictions on the shares of stock lapse, unless the Participant makes a timely election under Code Section 83(b). If the Participant does not timely make an 83(b) election, the Participant will include in income the fair market value of the shares of stock on the date that the restrictions lapse as to those shares, less any purchase price paid for such shares. The included amount may be treated as ordinary income by the Participant and will be subject to withholding by the Company (either by payment in cash or withholding out of the Participant's award).

   If the Participant makes a timely 83(b) election, the Participant who receives a restricted stock award will include in income, as ordinary income, the fair market value of the shares of stock on the date of receipt of the award less any purchase price paid for such shares, and the Participant who receives a stock bonus will include in income, as ordinary income, the fair market value of the shares of stock on the date of receipt of the award. The income may be subject to withholding by the Company (either by payment in cash or withholding out of the Participant's award). If the award is subsequently forfeited, the Participant will not receive any deduction for the amount treated as ordinary income.

   Maximum Tax Rates. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum of 20%. In order to receive long-term capital gain treatment, the shares acquired pursuant to the Incentive Plan must be held for more than 12 months. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

   Tax Treatment of the Company. The Company generally will be entitled to a deduction in connection with the exercise of an NQSO by a Participant or the receipt by the Participant of restricted stock or a stock bonus to the extent that the Participant recognizes ordinary income and the Company properly reports such income to the Internal Revenue Service (the "IRS"). The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the Participant recognizes ordinary income on a disqualifying disposition of the ISO Shares, provided that the Company properly reports such income to the IRS.

ERISA

   The Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under
Section 401(a) of the Code.

 The Board of Directors recommends a vote FOR the approval of the amendment to the
                      Company's 1998 Equity Incentive Plan

         PROPOSAL NO. 4--AMENDMENT TO 1998 DIRECTORS STOCK OPTION PLAN

   Stockholders are being asked to approve an amendment to the Company's 1998 Directors Stock Option Plan (the "Directors Plan") to change the vesting schedule for options granted under the plan from annual vesting to monthly vesting after the first anniversary of the date of grant in the case of initial grants and from annual vesting to monthly vesting in the case of subsequent grants. Under the proposed amendment, the initial 40,000-share option grant, which is granted to each non-employee member of the Board automatically upon commencement of service as a director (the "Initial Grant"), will vest as to one-third of the shares on the first anniversary of the date of grant and thereafter as to 2.7777% of the shares over each of the next 24 months, provided the optionee is still a member of the Board or a consultant to us. The succeeding 10,000-share option grants, which are automatically granted to each non-employee member of the Board upon re-election at each annual meeting of stockholders (a "Succeeding Grant"), will vest monthly over 48 months at a rate of 2.0833% monthly, provided the optionee is still a member of the Board or a consultant to us. If the proposed amendment is not adopted, Initial Grants will continue to vest over three years in annual installments, and Succeeding Grants will continue to vest over four years in annual installments, as the Directors Plan presently provides. The Board believes that the proposed amendment to the vesting schedule is in the best interests of the Company because of the continuing need to provide equity participation to attract and retain quality outside directors. The Directors Plan plays an important role in the Company's efforts to attract and retain outside directors of outstanding ability.

   The Board approved the proposed amendment on February 29, 2000, to be effective upon stockholder approval. A summary of the principal provisions of the Directors Plan, assuming stockholder approval of the amendment, is set forth below.

Directors Plan History

   The Directors Plan, covering 200,000 shares of common stock, was adopted by the Board in January 1998 and approved by the stockholders in February 1998. As a result of stock splits since that date, the number of shares reserved for issuance under the Directors Plan was automatically adjusted to 1,600,000 shares. The purpose of the Directors Plan is to enhance the Company's ability through the use of equity incentives to attract and retain highly qualified outside directors.

Shares Subject to the Directors Plan

   The shares subject to issuance under the Directors Plan consist of authorized but unissued shares of common stock. The number of shares that may be issued pursuant to the Directors Plan is 1,600,000, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events. In the event that any outstanding option under the Directors Plan expires or is terminated for any reason, the shares of common stock allocable to the unexercised portion of such option will again be available for the grant of options under the Directors Plan.

Administration

   The Directors Plan is administered by the Board. The interpretation by the Board of any of the provisions of the Directors Plan or any option granted under the Directors Plan will be final and conclusive.

Eligibility

   Under the Directors Plan, the Company automatically grants options to each director of the Company who is not an employee of the Company or of any parent, subsidiary or affiliate of the Company (the "Outside Directors") in accordance with the formula specified in the next paragraph. As of April 25, 2000, nine persons were eligible to receive options pursuant to the Directors Plan, 50,000 shares had been issued upon exercise of options, and the Company's current non-employee directors, as a group, had been granted options to purchase an aggregate of 720,000 shares under the Directors Plan. The closing price of the Company's common stock on the Nasdaq National Market was $82.50 per share on April 24, 2000, the last trading day before the Record Date.

Formula for Option Grants

   Under the Directors Plan, each Outside Director is automatically granted an option to purchase 40,000 shares of common stock on the date the Outside Director first becomes a member of the Board. At each annual meeting of stockholders thereafter, each Outside Director is automatically granted an option to purchase 10,000 shares of common stock, so long as he or she continuously remains a director of the Company.

Terms of Option Grants

   Options granted pursuant to the Directors Plan are intended to be NQSOs. Each Initial Grant and Succeeding Grant has a maximum term of ten years. The Initial Grant vests as to one-third of the total shares on the first anniversary of the date of grant and then 2.7777% monthly for the next twenty-four months thereafter, provided the optionee is still a member of the Board or a consultant to the Company. Each Succeeding Grant vests at a rate of 2.0833% monthly over the 48 months following the date of grant, provided the optionee is still a member of the Board or a consultant to the Company.

   The option exercise price is the "fair market value" (as defined in the Directors Plan) of the common stock as of the date of the grant. The option exercise price is payable in cash and in other forms of consideration, including fully paid shares of common stock owned by the Outside Director for more than six months, by waiver of compensation due or accrued to the Outside Director for services rendered, through a "same day sale," through a "margin commitment," or through any combination of the foregoing.

Mergers, Consolidations, Change of Control

   In the event of a merger, consolidation, dissolution or liquidation of the Company, the sale of substantially all of its assets or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent options in exchange for those granted under the Directors Plan or provide substantially similar consideration, shares or other property as was provided to stockholders of the Company (after taking into account provisions of the options). In the event of such a change in control, the vesting of all Directors Plan options will accelerate, and the options will become exercisable in full prior to the consummation of the transaction.

Amendment of the Directors Plan

   The Board, to the extent permitted by law, and only with respect to any shares at the time not subject to options, may terminate or amend the Directors Plan.

Term of the Directors Plan

   Unless terminated earlier as provided in the Directors Plan, options may be granted pursuant to the Directors Plan from time to time up until January 15, 2008, ten years after the date the Board adopted the Directors Plan.

Federal Income Tax Information

   For the federal tax implications to the Outside Directors and the Company for options granted under the Directors Plan, see the discussion of the tax implications of NQSOs in "Proposal No. 3--Amendment of 1998 Equity Incentive Plan--Federal Income Tax Information" above.

ERISA

   The Directors Plan is not subject to any of the provisions of ERISA, nor is it qualified under Section 401(a) of the Code.

New Plan Benefits

   The following table shows, in the aggregate, the options that will be granted to non-employee directors under the Directors Plan in 2000 if the nominees in this Proxy Statement are elected. Two of the director nominees are eligible to receive Initial Grants. Six of the director nominees are eligible to receive Succeeding Grants. Accordingly, if all director nominees are elected at the Meeting, the following benefits will be distributed under the plan:

                                                                        Number
                                                                          of
Name and Position                    Exercise Price (per share)         shares
-----------------                    --------------------------         ------
All current directors and all
director nominees, who are not
executive officers, as a group (11
persons)............................ Fair market value on date of grant 140,000

   Future awards to executive officers and employees of the Company under the Incentive Plan and the Stock Purchase Plan are discretionary and cannot be determined at this time. We have therefore not included a table reflecting any such awards.

 The Board of Directors recommends a vote FOR the approval of the amendment to the
                   Company's 1998 Directors Stock Option Plan

         PROPOSAL NO. 5--AMENDMENT TO 1998 EMPLOYEE STOCK PURCHASE PLAN

   Stockholders are being asked to approve an amendment to the Company's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") to increase the number of shares of common stock reserved for issuance thereunder by 1,800,000 shares, from 4,800,000 shares to 6,600,000 shares, and to provide for an automatic increase each year in the pool of shares reserved for issuance thereunder equal to 1% of the total shares outstanding at the end of the Company's fiscal year, provided that such annual increases will in no event cause the number of shares issuable under the Stock Purchase Plan to exceed 20,000,000. The Board believes that the increase in the number of shares reserved for issuance under the Stock Purchase Plan is in the best interests of the Company because of the continuing need to provide equity participation to attract and retain quality employees and remain competitive in the industry. The Stock Purchase Plan plays an important role in the Company's efforts to attract and retain employees of outstanding ability.

   The Board approved the proposed amendment on February 29, 2000, to be effective upon stockholder approval. A summary of the principal provisions of the Stock Purchase Plan, assuming stockholder approval of the amendment, is set forth below.

Stock Purchase Plan History

   The Stock Purchase Plan, covering 600,000 shares of common stock, was adopted by the Board in January 1998 and approved by the stockholders in February 1998. As a result of stock splits since that date, the number of shares reserved for issuance under the Stock Purchase Plan was automatically adjusted to 4,800,000 shares. The purpose of the Stock Purchase Plan is to provide employees of the Company and its subsidiaries and affiliates designated by the Board as eligible to participate in the Stock Purchase Plan ("Participating Employees") with a convenient means to acquire an equity interest in the Company through payroll deductions and to provide an incentive for continued employment. The Company intends that the Stock Purchase Plan qualifies as an "employee stock purchase plan" under Section 423 of the Code.

Shares Subject to the Stock Purchase Plan

   The shares subject to issuance under the Stock Purchase Plan consist of authorized but unissued shares of common stock. The Board has reserved for issuance under the Stock Purchase Plan a total of 6,600,000 shares of common stock and such additional number as may be required as a result of this proposed amendment to the Stock Purchase Plan, assuming such amendment is approved by the Company's stockholders. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Administration

   The Stock Purchase Plan is administered by the Compensation Committee. The interpretation or construction by the Committee of any provisions of the Stock Purchase Plan will be final and binding on all Participating Employees.

Eligibility

   All employees of the Company, or any parent or subsidiary of the Company, are eligible to participate in an Offering Period (as defined below) under the Stock Purchase Plan, except the following: (a) employees who are not employed by the Company five days before the beginning of such Offering Period; (b) employees who are customarily employed for less than 20 hours per week; (c) employees who are customarily employed for less than five months in a calendar year; and (d) employees who own stock or hold options to purchase stock or who, as a result of participation in the Stock Purchase Plan, would own stock or hold options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. Individuals who provide services as independent contractors are not eligible.

   As of April 25, 2000, approximately 2,186 persons were eligible to participate in the Stock Purchase Plan. At that date, 1,435,728 shares had been issued pursuant to the Stock Purchase Plan, and 3,364,272 shares were available for future issuance under the Stock Purchase Plan, after taking into account the proposed amendment to the Stock Purchase Plan. The closing price of common stock on the Nasdaq National Market was $82.50 per share on April 24, 2000, the last trading day before the Record Date.

   Participating Employees participate in the Stock Purchase Plan through payroll deductions. A Participating Employee sets the rate of such payroll deductions, which may not be less than 2% nor more than 10% of the Participating Employee's base salary not to exceed $250,000 per year, before any deductions from the Participating Employee's salary pursuant to Sections 125 or 401(k) of the Code. A Participating Employee sets the rate of such payroll deductions, which may be from 2% up to 10 % of such employee's base salary. When calculating base salary for such purpose, the amount contributed to a Section 125 or 401(k) plan is ignored, as are base salary amounts in excess of $250,000.

Offering Periods

   Each offering of common stock under the Stock Purchase Plan is for a period of 24 months (the "Offering Period"). Offering Periods commence May 1 and November 1 of each year and end April 30 and October 31 of each year. Each Offering Period consists of four six-month purchase periods (individually, a "Purchase Period") during which payroll deductions of the Participating Employees are accumulated under the Stock Purchase Plan. The Board has the power to set the beginning of any Offering Period and to change the dates or the duration of Offering Periods or Purchase Periods without stockholder approval if such change is announced at least 15 days before the scheduled beginning of the first Offering Period to be affected. The first day of each Offering Period is the "Offering Date" for such Offering Period, and the last business day of each Purchase Period is the "Purchase Date" for such Purchase Period.

   Participating Employees may elect to participate in any Offering Period by enrolling as provided under the terms of the Stock Purchase Plan. Once enrolled, a Participating Employee will automatically participate in each succeeding Offering Period unless the Participating Employee withdraws from the Offering Period or the Stock Purchase Plan is terminated. After the rate of payroll deductions for an Offering Period is set by a Participating Employee, that rate is effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the Participating Employee is automatically enrolled) unless otherwise changed by the Participating Employee. The Participating Employee may increase or lower the rate of payroll deductions for any subsequent Offering Period and may only increase or lower the rate of payroll deductions for an ongoing Offering Period once during each Purchase Period.

Purchase Price

   The purchase price of shares that may be acquired in any Purchase Period under the Stock Purchase Plan is 85% of the lesser of the fair market value of the shares on the Offering Date or the fair market value of the shares on the Purchase Date. The fair market value of a share of the Company's common stock is deemed to be the closing price of the Company's common stock on the Nasdaq National Market on the date of determination as reported by Nasdaq.

Purchase of Stock Under the Stock Purchase Plan

   The number of shares a Participating Employee will be able to purchase in any Purchase Period will be determined by dividing the total payroll amount withheld from the Participating Employee during the Purchase Period pursuant to the Stock Purchase Plan by the purchase price for each share determined as described above. The purchase will take place automatically on the Purchase Date of such Purchase Period.

Withdrawal or Suspension

   A Participating Employee may withdraw from any Offering Period. Upon withdrawal, the accumulated payroll deductions will be returned to the withdrawn Participating Employee, without interest, provided that the withdrawal occurs at least 15 days before the related Purchase Date. A Participating Employee may suspend contributions by reducing his or her payroll deduction percentage to zero during an Offering Period. Payroll deductions accumulated prior to the suspension are used to purchase shares. If the withdrawal or suspension of deductions occurs less than 15 days before such Purchase Date, payroll deductions will continue for the remainder of that Purchase Period. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the Participating Employee enrolls in the new Offering Period at least five days before the Offering Date.

Amendment of the Stock Purchase Plan

   The Board may at any time amend, terminate or extend the term of the Stock Purchase Plan, except that any such termination cannot affect the terms of Offering Periods that are open at the time, nor may any amendment make any change in the terms of Offering Periods that are open at the time which would adversely affect the right of any participant, nor may any amendment be made without stockholder approval if such amendment would increase the number of shares that may be issued under the Stock Purchase Plan or change the designation of the employees eligible for participation in the Stock Purchase Plan.

Term of the Stock Purchase Plan

   The Stock Purchase Plan will continue until the earlier to occur of: (a) termination of the Stock Purchase Plan by the Board; (b) the issuance of all the shares of common stock reserved for issuance under the Stock Purchase Plan; or (c) January 15, 2008, ten years after the date the Board adopted the Stock Purchase Plan.

Federal Income Tax Information

   The following is a general summary as of the date of this Proxy Statement of the federal income tax consequences to the Company and employees participating in the Stock Purchase Plan. Federal income tax laws may change and the federal, state and local tax consequences for any Participating Employee will depend upon his or her individual circumstances. Each Participating Employee has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the Stock Purchase Plan.

   The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

   Tax Treatment of the Participating Employee. Participating Employees will not recognize income for federal income tax purposes either upon enrollment in the Stock Purchase Plan or upon the purchase of shares. All tax consequences are deferred until a Participating Employee sells the shares, disposes of the shares by gift or dies.

   If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the Participating Employee dies while owning the shares, the Participating Employee realizes ordinary income on a sale (or a disposition by way of gift or upon death) to the extent of the lesser of: (a) 15% of the fair market value of the shares at the beginning of the Offering Period; or (b) the actual gain (the amount by which the market value of the shares on the date of sale, gift or death exceeds the purchase price). All additional gain upon the sale of shares is treated as capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income, and the Participating Employee has a capital loss for the difference between the sale price and the purchase price.

   If the shares are sold or are otherwise disposed of including by way of gift (but not death, bequest or inheritance) (in any case, a "disqualifying disposition") within either the one-year or the two-year holding periods described above, the Participating Employee realizes ordinary income at the time of sale or other disposition, taxable to the extent that the fair market value of the shares at the date of purchase is greater than the purchase price. This excess will constitute ordinary income (not currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the aggregate fair market value of the shares at the date of purchase is a capital gain or loss. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain is taxed at a maximum rate of 20%. To receive long-term capital gain treatment, the stock must be held for more than one year. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

   Tax Treatment of the Company. The Company will be entitled to a deduction in connection with the disposition of shares acquired under the Stock Purchase Plan only to the extent that the Participating Employee recognizes ordinary income on a disqualifying disposition of the shares. The Company will treat any transfer of record ownership of shares as a disposition, unless it is notified to the contrary. In order to enable the Company to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, Participating Employees are required to notify the Company in writing of the date and terms of any disposition of shares purchased under the Stock Purchase Plan.

   ERISA. The Stock Purchase Plan is not subject to any of the provisions of ERISA nor is it qualified under Section 401(a) of the Code.

 The Board of Directors recommends a vote FOR the approval of the amendment to the
                  Company's 1998 Employee Stock Purchase Plan

     PROPOSAL NO. 6--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Board of Directors has selected KPMG LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 2000, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of KPMG LLP will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table presents stock ownership information, as of March 31, 2000, with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, each director and director nominee, each Named Executive Officer and all current directors and executive officers as a group.

                                                                        Percent
                                                               Shares     of
Beneficial Owner (1)                                           Owned     Class
--------------------                                         ---------- -------
FMR Corp. (2)............................................... 25,528,323  13.4%
Janus Capital Corp. (3)..................................... 16,038,383   8.4%
K.B. Chandrasekhar (4)......................................  7,905,484   4.2%
Ellen M. Hancock (5) .......................................  3,870,128   2.0%
John R. Dougery (6) ........................................  2,919,516   1.5%
Richard S. Stoltz (7) ......................................  1,022,952     *
Peter A. Howley (8) ........................................    490,572     *
Sam S. Mohamad (9) .........................................    376,501     *
Herbert A. Dollahite (10) ..................................    372,081     *
Max D. Hopper (11) .........................................    173,451     *
Daniel C. Lynch (12)........................................    142,613     *
James J. McInerney (13) ....................................    122,000     *
Mark Dubovoy (14) ..........................................     65,013     *
Thadeus J. Mocarski (15) ...................................     20,000     *
Frederick W.W. Bolander (16) ...............................     16,400     *
Naomi O. Seligman (17) .....................................          0     *
L. William Krause (18)......................................          0     *
Dirk A. Stuurop (19)........................................          0     *
All current executive officers and directors and director
 nominees
 as a group (19 persons) (20)............................... 16,671,553   8.6%

--------

  *  Represents less than 1% of our outstanding common stock.

 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options or convertible notes that are currently exercisable or exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person holding such options or convertible notes for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000. Includes 153,246 shares issuable upon conversion of $1,740,000 principal amount of our 5% convertible subordinated notes due March 15, 2006, and 83,329 shares issuable upon conversion of $5,867,000 principal amount of our 4.75% convertible subordinated notes due July 15, 2008. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.
 (3) Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2000. Janus Capital Corporation is a registered investment adviser which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients. The address of Janus Capital Corporation is 100 Fillmore Street, Suite 300, Denver, CO 80206-4923.

 (4) Includes 591,984 shares held by Mr. Chandrasekhar and his wife as trustees for three trusts for their minor children, 7,024 shares held by the K.B. Chandrasekhar Family Foundation, of which Mr. Chandrasekhar is a trustee, and 128,001 shares subject to options exercisable within 60 days. Mr. Chandrasekhar is currently our Chairman of the Board of Directors.

 (5) Includes 582,941 shares held by Ms. Hancock and her husband, 23,953 shares held by the Hancock Foundation Fund, and 1,810,207 shares subject to options exercisable within 60 days. Ms. Hancock is our Chief Executive Officer, President and a director.
 (6) Represents 1,708,432 shares held in the Dougery Revocable Trust, of which Mr. Dougery and his wife are the trustees, 874,692 shares held by Mr. Dougery as trustee of three trusts for his children, 202,700 shares held by Mr. Dougery's wife as trustee for a separate trust, 113,692 shares held by Dougery Ventures LLC, of which Mr. Dougery is President, and 20,000 shares subject to options exercisable within 60 days. Mr. Dougery is a director of Exodus.

 (7) Includes 812,133 shares subject to options exercisable within 60 days. Mr. Stoltz served as our Executive Vice President, Finance, Chief Operating Officer and Chief Financial Officer until January 2000.

 (8) Includes 116,000 shares subject to options exercisable within 60 days. Mr. Howley is currently a director of Exodus.
 (9) Includes 357,869 shares subject to options exercisable within 60 days. Mr. Mohamad is our Executive Vice President, Worldwide Sales.
(10) Includes 76,205 shares subject to options exercisable within 60 days. Mr. Dollahite is our Executive Vice President, Quality and Customer Services & Support.
(11) Includes 126,667 shares subject to options exercisable within 60 days. Mr. Hopper is a director of Exodus.
(12) Includes 66,667 shares subject to options exercisable within 60 days. Mr. Lynch is a director of Exodus.

(13) Includes 114,000 shares subject to options exercisable within 60 days. Mr. McInerney served as our Executive Vice President, Engineering until April 2000.

(14) Represents 54,890 shares held by Mr. Dubovoy, 123 shares held by Mr. Dubovoy's son who lives at home, and 10,000 shares subject to options exercisable within 60 days. Mr. Dubovoy is a director of Exodus.

(15) Represents 20,000 shares subject to options exercisable within 60 days. Mr. Mocarski is a director of Exodus.

(16) Includes 10,000 shares subject to options exercisable within 60 days. Mr. Bolander is currently a director of Exodus.
(17) Ms. Seligman is a director of Exodus.

(18) Mr. Krause is a nominee to serve as a director of Exodus.

(19) Mr. Stuurop is a nominee to serve as a director of Exodus.

(20) Includes 3,004,416 shares subject to options exercisable within 60 days held by our executive officers and directors.

                             EXECUTIVE COMPENSATION

Officer Compensation

   The following table sets forth all compensation awarded to, earned by or paid for services rendered to Exodus in all capacities during the years ended December 31, 1997, 1998 and 1999 by our chief executive officer and the four other most highly compensated executive officers other than the chief executive officer who were serving as executive officers as of December 31, 1999 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                        Long-Term
                                                                       Compensation
                                     Annual Compensation                  Awards
                          -------------------------------------------- ------------
                                                                        Securities
                                                        Other Annual    Underlying
                          Year Salary ($)   Bonus ($) Compensation ($)  Options(1)
                          ---- ----------   --------- ---------------- ------------
Ellen M. Hancock........  1999  250,192           --           --         600,000
 President and Chief
  Executive Officer (2)   1998  156,213           --           --       6,975,848
                          1997       --           --           --              --
Herbert A. Dollahite ...  1999  200,000       54,800           --         190,000
 Executive Vice
  President, Customer
  Services                1998   95,192        6,000           --         880,000
 and Support and Quality
  (3)                     1997       --           --           --              --
James J. McInerney......  1999  200,000       53,000           --         180,000
 Executive Vice
  President, Engineering
  (4)                     1998   38,462           --           --       1,200,000
                          1997       --           --           --              --
Sam S. Mohamad .........  1999  297,350(6)        --       12,000(7)      400,000
 Executive Vice
  President, Worldwide    1998  381,546(6)        --        5,000(7)      480,000
 Sales and Professional
  Services                1997  273,626(6)    70,000           --       1,333,336
Richard S. Stoltz ......  1999  210,000       56,690           --         120,000
 Executive Vice
  President, Finance,
  Chief                   1998  160,839      100,000           --       1,080,000
 Operating Officer and    1997  147,500       40,000           --         466,672
  Chief Financial
  Officer (5)

----------------

(1) Numbers adjusted for stock splits.

(2) Ms. Hancock joined us in March 1998.

(3) Mr. Dollahite joined us in June 1998.

(4) Mr. McInerney joined us in October 1998.

(5) Mr. Stoltz is no longer an executive officer.

(6) Includes sales commissions of $102,350 in 1999, $209,366 in 1998 and $103,542 in 1997.

(7) Represents a car allowance.

   The following table sets forth further information regarding option grants to each of the Named Executive Officers during 1999. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option terms.

                             Option Grants in 1999

                                                                           Potential Realizable
                         Number of  Percentage                            Value at Assumed Annual
                         Securities  of Total                              Rates of Stock Price
                         Underlying   Options                             Appreciation for Option
                          Options   Granted to                                   Term (2)
                          Granted    Employees  Exercise Price Expiration -----------------------
Name                       (#)(1)   in 1999 (%) Per Share ($)     Date         5%         10%
----                     ---------- ----------- -------------- ---------- ----------- -----------
Ellen M. Hancock........  600,000       2.3%        $72.25     12/7/2009  $27,262,582 $69,088,736

Herbert A. Dollahite ...  190,000       0.7          72.25     12/7/2009    8,633,151  21,878,100

James J. McInerney......  180,000       0.7          72.25     12/7/2009    8,178,775  20,726,621

Sam S. Mohamad..........  400,000       1.5          72.25     12/7/2009   18,175,055  46,059,055

Richard S. Stoltz.......  120,000       0.5          72.25     12/7/2009    5,452,516  13,817,747

--------
(1) The options shown in the table were granted at fair market value, are incentive stock options (to the extent permitted under the Internal Revenue
    Code) and will expire ten years from the date of grant, subject to earlier termination upon termination of the optionee's employment with the Company. The options become exercisable monthly over a 50-month period, except for Richard Stoltz, whose options vest 8.33% per month from the date of grant.

(2) The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

   The following table sets forth the number of shares acquired upon the exercise of stock options during 1999 and the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers at December 31, 1999. Also reported are values of unexercised "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock on December 31, 1999 ($88.8125 per share).

            Aggregated Option Exercises in 1999 and Year-End Values

                                                    Number of Securities      Value of Unexercised
                                                   Underlying Unexercised     In-the-Money Options
                            Shares                   Options at Year-End         at Year-End(2)
                          Acquired on    Value    ------------------------- -------------------------
          Name             Exercise   Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          ----            ----------- ----------  ----------- ------------- ----------- -------------
Ellen M. Hancock .......    733,774   $9,985,285   1,055,956    4,861,982   $91,631,664 $380,109,328
Herbert A. Dollahite ...    140,000    4,332,735     119,206      810,794    10,071,273   55,819,717
James J. McInerney .....    288,000    6,968,460      48,000    1,044,000     4,119,480   77,131,890
Sam S. Mohamad .........    332,000    7,393,259     156,534    1,308,802    13,697,943   85,471,617
Richard S. Stoltz ......        --           --      607,467      975,205    52,998,069   75,399,662

--------

(1) "Value Realized" represents the fair market value of the shares of common stock underlying the options on the date of exercise less the aggregate exercise price of the option.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized and are based on the positive spread between the respective exercise process of outstanding options and the closing price of the Company's common stock on December 31, 1999.

Executive Employment Policy

   In December 1997, the Board adopted a form of Executive Employment Policy (the "Policy") to be entered into between us and each of our executive officers and certain of our other employees (together, the "Executives"). Pursuant to the Policy, in the event of a "Termination" (as defined in the Policy) resulting from a "Change of Control" (as defined in the Policy), each Executive's base salary and medical benefits would continue for 18 months for the Chairman, Chief Executive Officer and President and up to 12 months for other Executives. In addition, in the event of a Change in Control, each Executive's options would become exercisable with respect to 50% of such Executive's remaining unvested shares subject to such options. In the event of an "Involuntary Termination" (as defined in the Policy), base salary and medical benefits would generally continue for shorter time periods than those set forth above and the Executive's options would continue to vest during such period. An Executive that "Voluntarily Terminates" (as defined in the Policy) or is terminated for "Cause" (as defined in the Policy) would generally not receive any compensation, additional stock option vesting or other benefits after the date of termination. Pursuant to the Policy, during the term of any payments made to an Executive after termination, such Executive would not be permitted to manage, operate, control, participate in the management, operation or control of or be employed by any other person or entity that is engaged in providing services that are directly competitive with the services offered by us. In addition to the foregoing, pursuant to the terms of the options granted to Mr. K.B. Chandrasekhar in January 1998, such options became vested in full when his employment with the Company terminated in November 1999.

Director Compensation

   Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending meetings of the Board. Under our 1998 Directors Stock Option Plan, each member of the Board who is not our employee is automatically granted an option to purchase 40,000 shares upon joining the Board, which, after the approval of Proposal No. 4, will vest as to one-third of the total shares on the first anniversary of the date of grant and then 2.7777% monthly over the next 24 months thereafter, provided the optionee is still a member of the Board or a consultant to us. Upon election at the annual meeting of stockholders, each eligible director will automatically be granted an additional option for 10,000 shares, which, if Proposal No. 4 is approved, will vest over four years at a rate of 2.0833% monthly following the date of grant, provided the optionee is still a member of the Board or a consultant to us.

Compensation Committee Interlocks and Insider Participation

   None of the members of the Compensation Committee, consisting of directors Bolander, Howley and Hopper, was at any time during 1999 an officer or employee of Exodus. No executive officer of Exodus served during 1999 or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

                                 REPORT OF THE
                             COMPENSATION COMMITTEE

   This Report of the Compensation Committee is required by the Securities and Exchange Commission (the "SEC") and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act"), or under the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

To the Board of Directors:

   Final decisions regarding executive compensation and stock option grants to executives are made by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is comprised of three independent non-employee directors whose names appear below.

General Compensation Policy

   The Committee acts on behalf of the Board to establish the Company's general compensation policy for all employees of the Company. The Committee typically reviews base salary levels and target bonuses for the executive officers of the Company at or about the beginning of each fiscal year. The Committee administers the Company's incentive and equity plans, including the 1999 Stock Option Plan (the "1999 Plan"), the 1998 Equity Incentive Plan (the "1998 Plan"), the 1997 Equity Incentive Plan, the 1995 Stock Option Plan and the 1998 Employee Stock Purchase Plan.

   The Committee's philosophy in compensating executive officers, including the Chief Executive Officer and President, is to relate compensation to corporate performance. Consistent with this philosophy, the incentive component of the compensation of the executive officers of the Company is contingent on corporate revenue and customer satisfaction performance. Long-term equity incentives for executive officers are effected through the granting of stock options. Stock options generally have value for the executive only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the shares to vest.

   The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee informally reviewing data on prevailing compensation practices in technology companies with whom the Company competes for executive talent and by the Committee evaluating such information in connection with the Company's corporate goals. The compensation philosophy of the Committee is to tie compensation to corporate performance. The Committee therefore places particular weight on the incentive value of stock options. Subject to the limitations regarding available data, the Committee compared the compensation of the Company's executive officers with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation.

   The Company used the Goldman Sachs Internet Index as its published line of business index. The compensation practices of most of the companies in this Index were not reviewed by the Committee when it reviewed the compensation practices of comparable companies because the Committee determined that they were not the companies the Company competes with for executive talent.

1999 Executive Compensation

   Base Compensation. The Committee reviewed the recommendations and performance of each executive officer and reviewed the market data outlined above to establish a base salary for each executive officer. The Committee determined that less weight should be given to base salary and that stock options should be used to incentivize individual executives and overall corporate performance.

   Incentive Compensation. Cash bonuses are awarded only if the Company meets objectives. For all officers, other than the Chief Executive Officer, the objectives used by the Company as the basis for incentive compensation are revenue and customer satisfaction. The target amount of bonus is determined by the Committee. During 1999, the Company's executive officers received bonuses ranging from zero to $56,690. The Committee determined that, relative to short-term cash incentive compensation, stock options provide better sustained performance incentives in individual and corporate levels.

   Stock Options. As in 1998, stock options were granted to executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. In 1999, in order to align executive interests with those of the stockholders, stock options continued to comprise an important component of executive compensation. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the Committee and is based on the executive's anticipated future contribution, ability to impact corporate results and past performance or consistency within the executive's peer group. In 1999, the Committee considered these factors, as well as the number of options held by such executive officers that remained unvested at the time the Committee was considering whether to make new option grants and the amount of shares of any new option grant. In the discretion of the Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company's common stock. The stock options generally become exercisable over a 50-month period and are granted at a price that is equal to the fair market value of the company's common stock on the date of the grant.

Company Performance and CEO Compensation

   Ellen Hancock is the Company's Chief Executive Officer. The Compensation Committee considered a variety of factors in its determination of Ms. Hancock's compensation for fiscal year 1999. In making its determination, the Committee gave particular weight to the Committee's analysis of corporate revenue and the Company's performance against its plan. The Committee also considered the influential role Ms. Hancock has played in the performance of the Company.

   Compensation. For 1999, Ms. Hancock received a base salary of $250,000. As with executive officers, the Committee gave less weight to base compensation as an incentive and gave more weight to stock options. In keeping with the Committee's philosophy that short-term cash incentives are not as effective in motivating performance as are stock options, Ms. Hancock did not receive a cash bonus in 1999, but was rather granted stock options.

   Stock Options. In December 1999, Ms. Hancock was granted a nonqualified stock option to purchase 600,000 shares under the 1998 Plan at an exercise price per share of $72.25. This option vests over 50 months, while Ms. Hancock provides services to the Company or any subsidiary, as to two percent of the total shares subject to the grant per month. Ms. Hancock received these options in recognition of her performance over the year, to incentivize future performance and as a tool for retention.

1999 Stock Option Plan

   In January 2000, the Company's Board of Directors increased the number of shares available for issuance under the 1999 Plan by 8,000,000 shares. The 1999 Plan was adopted by the Board in January 1999 and is designed to meet the "broadly based plans" exemption from the stockholder approval requirement for stock option plans under the Nasdaq National Market listing requirements. Officers of the Company and individuals who are subject to Section 16 of the Exchange Act may not receive more than 40% of all shares reserved for grant under the 1999 Plan. Only nonqualified stock options may be granted under the 1999 Plan.

Compliance with Section 162(m) of The Internal Revenue Code

   Internal Revenue Code Section 162(m) limits the Company's ability to deduct compensation in excess of $1,000,000 in any taxable year to the individual who is the Chief Executive Officer at the end of the taxable year and the four other highest compensated officers of the Company during the taxable year. Cash compensation for fiscal 1999 for any individual was not in excess of $1,000,000, and the Company does not expect cash compensation for fiscal 2000 to be in excess of $1,000,000 for any individual. The Company's 1998 Plan is in compliance with Section 162(m) by limiting the amount of stock awards that may be granted to any one individual. The 1999 Plan is not in compliance with
Section 162(m).

                                          COMPENSATION COMMITTEE

                                          PETER A. HOWLEY, CHAIR
                                          MAX D. HOPPER
                                          FREDERICK W.W. BOLANDER

                               PERFORMANCE GRAPH

   The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed soliciting material or filed under such acts.

   The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for the Company, the Nasdaq Composite Stock Market Index (US) and the Goldman Sachs Internet Index. The graph assumes that $100 was invested in the Company's common stock, the Nasdaq Composite Stock Market (US) and the GS Internet Index from the date of the Company's initial public offering on March 19, 1998 through December 31, 1999. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                              [GRAPH APPEARS HERE]


                                                                 GS     Nasdaq
                                                   Exodus     Internet Composite
                                               Communications  Index     Index
                                               -------------- -------- ---------
     3/31/98..................................   $  101.36    $103.91   $101.98
     6/30/98..................................      161.99     127.37    105.26
     9/30/98..................................       88.24     130.99     94.10
     12/31/98.................................      232.58     270.52    121.82
     3/31/99..................................      486.88     441.78    136.75
     6/30/99..................................      868.33     395.74    149.23
     9/30/99..................................    1,043.44     364.38    152.57
     12/31/99.................................    2,571.95     568.91    226.08

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   From January 1, 1999 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $60,000 to which we or any of our subsidiaries was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a pecuniary interest, except as described in the Executive Compensation section above.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock ("10% Stockholders"), to file with the SEC initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by SEC regulations to furnish us with copies of all
Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during 1999, except that the following individuals had late filings in 1999: Sam S. Mohamad (two Forms 4, reporting two transactions) and Richard S. Stoltz (one Form 4, reporting two transactions).

                             STOCKHOLDER PROPOSALS

   Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's annual meeting of stockholders to be held in 2001 must be received by January 2, 2001. Stockholders wishing to bring a proposal before the annual meeting for 2001 (but not include it in the Company's proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company no later than April 5, 2001.

                                 OTHER BUSINESS

   The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

   Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

                                     PROXY

                          EXODUS COMMUNICATIONS, INC.

                 Annual Meeting of Stockholders - June 6, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints R. Marshall Case and Adam W. Wegner, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of stock of Exodus Communications, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of Exodus Communications, Inc. (the "Meeting") to be held on June 6, 2000 at 10:00 a.m., Pacific Time, at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054, and at any adjournment or postponement thereof.

   When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Director nominees and for Proposals 2, 3, 4, 5 and 6, and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

[See reverse side] (Continued and to be signed on reverse side)

[X] Please mark votes as in this example

          The Board of Directors recommends a vote FOR the Proposals:

1. ELECTION OF DIRECTORS.


Nominees:    John R. Dougery      Max D. Hopper           Thadeus J. Mocarski
             Mark Dubovoy         L. William Krause       Naomi O. Seligman
             Ellen M. Hancock     Daniel C. Lynch         Dirk A. Stuurop

             [  ] For             [  ] Against            [  ] Abstain

   Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

   __________________________________________________________________________
2. AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY FROM 300,000,000 TO 1,500,000,000 SHARES.

             [  ] For             [  ] Against            [  ] Abstain

3. AMENDMENT OF 1998 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN BY 9,000,000 SHARES.

             [  ] For             [  ] Against            [  ] Abstain

4. AMENDMENT OF 1998 DIRECTORS STOCK OPTION PLAN TO CHANGE THE VESTING SCHEDULE FOR GRANTS UNDER THE PLAN.

             [  ] For             [  ] Against            [  ] Abstain

5. AMENDMENT OF 1998 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN BY 1,800,000 AND TO PROVIDE THAT THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE WILL AUTOMATICALLY BE INCREASED EACH YEAR BY AN AMOUNT EQUAL TO 1% OF THE TOTAL NUMBER OF SHARES OF COMMON STOCK OUTSTANDING.

             [  ] For             [  ] Against            [  ] Abstain

6. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT
   AUDITORS.

             [  ] For             [  ] Against            [  ] Abstain

   Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

[ ] Mark here for address change and note below

Signature:__________________________ Date: _________________

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting.